Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Insite Vision Incorporated:

We consent to the use of our report dated March 31, 2014 (which contains an explanatory paragraph related to InSite Vision Incorporated’s ability to continue as a going concern as described in Note 1 to the financial statements), with respect to the consolidated balance sheets of Insite Vision Incorporated as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2013, incorporated herein by reference in this Registration Statement on Form S-8.

/s/ Burr Pilger Mayer, Inc.

E. Palo Alto, California

April 1, 2014